Exhibit 10.3

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

CONSTELLIUM

2012 Long-Term Cash Incentive Plan

Summary Plan Description

May 2012

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

General

Introduction to Engineered Products 2012 Long-Term Cash Incentive Plan.

The Constellium 2012 Long-Term Cash Incentive Plan (“LTIP”) is an annual Plan linked to the attainment by Engineered Products of annual EBITDA targets.

It is designed to motivate and retain Constellium key senior employees, selected in the sole discretion of the Remuneration and Compensation Committee of the Board, by complementing their total cash compensation.

The committee which administers the Management Equity Plan (the “MEP Board”) has full and exclusive power to interpret the LTIP rules and to make, amend, and rescind rules and regulations for its administration.

The selected employees will therefore be given the opportunity to earn an annual award.

Long-Term cash targets are set by job grade and are intended to reflect a competitive level of incentive compensation for managers in comparable positions in other companies.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

Description of the Plan

Participation	Selected key employees of Constellium are eligible to participate in the Long-Term Cash Incentive Plan.

Detailed Description

Participants to the Plan will earn an annual award for 2012 (“Measurement year”) if they remain employed through the last day of the applicable Measurement year and if Constellium has attained the EBITDA targets.

There will be for each of the next years considered, two different EBITDA targets: a Tranche 1 EBITDA target and a Tranche 2 EBITDA target.

Tranche 1 EBITDA targets:

2012:   USD 221 Million

2013:   USD 251 Million

2014:   USD 281 Million

2015:   USD 310 Million

The attainment of this Tranche 1 shall trigger the earning of the first 50% of the annual award (Tranche 1 Award)

Tranche 2 EBITDA targets:

2012:   USD 260 Million

2013:   USD 295 Million

2014:   USD 330 Million

2015:   USD 365 Million

The attainment of this Tranche 2 shall trigger the earning of the second 50% of the annual award (Tranche 2 Award)

In addition, any Tranche 1 award or Tranche 2 award which fails to be earned because the applicable EBITDA target has not been attained in a Measurement Year will be earned as of the following December 31 if the aggregate Tranche 1 EBITDA targets (as to Tranche 1 Awards) or Tranche 2 EBITDA targets (as to Tranche 2 awards) in the Measurement Year and the year following the Measurement Year (the “Catch-Up Year”) are attained and if the participant remains employed on the last day of the Catch-Up Year.

The participant will be entitled to receive an additional award equal to 2% of his / her Annual Award for every USD 1 million in EBITDA achieved above the Tranche 2 EBITDA Target in each year, capped at 50% of the Annual Award. For instance, for EBTDA of USD 210 million in 2011, the Participant would earn a total of 120% of his / her Annual Award.

A constant exchange rate of USD 1,32 - € 1,00 will be used.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

Change of control	Upon a change of control, and subject to the continued employment requirement described below, (i) any portion of an Annual Award which has been earned but not paid will be immediately paid, (ii) any portion of an Annual Award as to which the applicable Measurement Year has not ended shall be earned and immediately paid if the trailing 12 months EBITDA through the end of the calendar quarter immediately preceding the Change of Control equals or exceeds the applicable EBITDA target, and (iii) any portion of an Annual Award which is unearned and unpaid after application of the preceding clauses (i) and (ii) shall not thereafter have the opportunity to be earned.

Administration	The Long Term Cash Incentive is administered by Constellium Human Resources Group in Paris.

Target Award	Each Job grade position has a target award amount expressed in Euros.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

Payout Mechanism

Payment of Annual Awards

Subject to the treatment of Good Leavers as described below, each portion of an Annual Award earned by the participant will be paid in March of the third year following the Measurement year, provided that the Participant remains employed with Constellium through the last day of the calendar year preceding the payment date.

For example, if the Participant earns the 2012 Tranche 1 Award on account of the 2012 Tranche 1 EBITDA target being attained, the Tranche 1 Award will be paid to the participant in March, 2015, provided that he remains employed through December 31, 2014.

As a further example, if the Participant earns the 2012 Tranche 1 Award on account of the aggregate Tranche 1 EBITDA Target for 2012 and 2013 being attained, payment will be made as described in the preceding sentence, i.e. in March, 2015 subject to the continued employment requirement

Treatment of Leavers

All Leavers will forfeit, without compensation, their right to any unearned portion of an Annual Award.

Bad Leavers will forfeit, without compensation, their right to any earned but unpaid portion of an Annual Award

Good Leavers will be entitled to receive any earned but unpaid portion of an Annual Award, at the time payment would have been made had the Good Leaver remained employed.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

MISCELLANEOUS

Tax

Payments of Annual Awards will be taxable as compensation income in all relevant jurisdictions, and therefore subject to income tax and social security (where applicable).

All taxes and social security consequences arising in relation to the Annual Awards (other than those which, by law, are explicitly borne by the employer) shall be borne by the Participant and the Participant will indemnify Constellium and its affiliates for tax and social security costs.

Restrictive covenants	Where possible under local laws and regulations, customary undertakings from the Participant in relation to non-compete, non-solicitation and non-involvement with other companies or businesses will be considered, covering the participant’s period of employment and a period of 18 months thereafter. These restrictive covenants shall not affect any other or more restrictive covenants set out in the Participant’s individual service agreement. The restrictive covenants may be tailored per jurisdiction to take account of legal restrictions per jurisdictions.

Confidentiality	The Participant shall keep all discussions directly or indirectly relating to the proposed transaction and this term sheet strictly confidential.

Discretionary nature	Any granting of rights and/or payments under the Constellium LTIP shall be at the sole discretion of the RemCom of the Board and shall not be included in any way in the basis for other remuneration and shall not constitute a fixed agreed component of remuneration.

Amendment and Termination	The RemCom of the Board may amend the terms of the Constellium LTIP from time to time and may terminate the Constellium LTIP at any time at its discretion and for any reason whatsoever.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

DEFINITIONS

EBITDA

EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization” Within Engineered Products, this:

• will include Pension Service Costs

• will exclude moving average and specific one-off items.

The EBITDA targets shall be based upon Constellium business existing at Completion and will be subject to adjustment as determined by The MEP Board, to account for the impact of certain transactions, including, but not limited to, any business acquisition, divestiture or capital project not in the ordinary course of business and not contemplated at Completion. As to acquisitions and divestitures, the MEP Board shall make such adjustment by (i) dividing the Adjusted EBITDA of the acquired or divested business for the trailing 12 months through the end of the calendar quarter immediately preceding the date of the acquisition or divestiture by the Adjusted EBITDA of the entire Constellium business for such period (“EBITDA Adjustment Ratio”) and then (ii) multiplying either (A) the sum of 1 plus the EBITDA Adjustment ratio in the case of an acquisition, or (B) 1 minus the EBITDA adjustment ratio in the case of a divestiture, by the EBITDA target for the calendar year of the acquisition or divestiture, pro-rated as necessary for the number of days in the calendar year of the acquisition or divestiture, and for every calendar year thereafter through 2015 provided that such adjustment shall be revised by the MEP Board as necessary to account for more than one acquisition or divestiture during the applicable one-year period.

Change of Control	“Change of Control” means (i) one person (or a group of persons acting together) acquires 50% or more of each class of the issued and outstanding shares of Topco or its direct subsidiary, Constellium Holdco II B.V. (“DutchCo2”), other than any of the Investors or their affiliates, or (ii) the sale or other divestment of more than 80% (in terms of value) of the consolidated assets of Topco or DutchCo2 and either of their direct and indirect subsidiaries (other than to any of the Investors or their affiliates) in a transaction where the net proceeds are to be distributed to the holders of equity in Topco.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

Good Leavers

The Participant will be a Good Leaver if he or she (i) dies, (ii) terminates employment after reaching retirement age as laid down in the applicable governmental pension regulation or private pension arrangement, whichever is earlier (or, where there is no applicable pension regulation arrangement, age 62) with at least 3 years of employment with Topco and its direct or indirect subsidiaries, (iii) becomes permanently disabled as defined under the statutory local social security regulations, (iv) has his/her business unit disposed to a third party who is not an affiliate of Topco, provided that the Participant does not continue to be employed by an affiliate of Topco following such transfer, (v) has his/her employment terminated for reasons other than Cause, (vi) is qualified as a Good Leaver by the RemCom acting in its entire discretion on a case-by-case basis and without creating any precedent or (vii) voluntarily resigns for Good Reason.

“Good Reason” means voluntary resignation by the Participant after any of the following actions are taken by Topco or any member of the Target Group without the Participant’s consent (i) a material reduction in the Participant’s base salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), or (ii) a material reduction in the Participant’s duties or responsibilities; provided, however, that none of the events described in the foregoing clauses (i) or (ii) shall constitute Good Reason unless (i) the Participant has notified Topco in writing describing the events which constitute Good Reason within thirty (30) days following the initial existence of the condition, (ii) Topco fails to cure such events within thirty (30) days after its receipt of such written notice and (iii) the Participant actually terminates employment within thirty (30) days following the end of such cure period.

CONSTELLIUM 2012 Long-Term Cash Incentive Plan

Bad Leavers

The Participant will be a Bad Leaver if he or she (i) is terminated by a member of the Target Group for Cause or (ii) resigns without Good Reason (other than a Retiree).

“Cause” means

•        the Participant’s commission of a criminal offence which can be sanctioned by imprisonment,

•        dismissal, removal or non-renewal for Gross Negligence or Willful Misconduct

•        breach by the participant of or failure to perform his/her obligations under any agreement entered between the Participant and any member of the Target Group and/or by-laws, or breach by the Participant of any legal duty to any member of the Target Group, or failure by the Participant to follow the lawful instructions of the board of directors or CEO of Topco or its primary operating subsidiaries, or any failure by the Participant to cooperate in any audit or investigation of any member of the Target Group, in each case after written notice of the breach or of the failure that has not been remedied within 14 days from the date of receipt of notice by the Participant (to the extent remedy is reasonably possible)

“Gross Negligence” means:

•        for those Participants whose employment contract is governed by French law, “faute grave” as this notion is determined by the labor division of the French Cour de Cassation.

•        For those Participants whose employment contract is not governed by French law, a departure from the normal standard of conduct of a professional man / woman which could be regarded by those familiar with the circumstances (e.g professionals with similar experience and working in the same industry) as a wrongdoing regarding the ordinary care or knowledge that a professional man / woman of ordinary skill would display.

“ Willful Misconduct” means:

•        For those Participants whose employment is governed by French law, “faute lourde” as this notion is defined by the labor division of the French Cour de Cassation.

•        For those Participants whose employment contract is not governed by French law, any act which is deliberate, causes material harm or material damage to the Target group, and was not done with reasonable belief that such act was in the best interests of the target Group.

If applicable, the Participant will continue to be bound by restrictive covenants, non-solicitation obligations and other post-contractual or post-employment obligations in any relevant employment or other agreement with respect to any member of the Target Group, including those described below under “Restrictive Covenants.”